Exhibit 99.1

MUELLER INDUSTRIES, INC. ESTABLISHES JOINT VENTURE TO MANUFACTURE COPPER TUBE
                                    IN CHINA

     MEMPHIS, Tenn., Dec. 12 /PRNewswire-FirstCall/ -- Mueller Industries, Inc. (NYSE: MLI), announced today that it has acquired a 50.5 percent joint venture interest in China to manufacture copper tube, primarily to serve the Chinese domestic OEM air conditioning market as well as complement the Company's U.S. product line. The joint venture will produce inner grove and smooth tube in level-wound coils, pancake coils, and straight lengths, and is located in Jintan City, Jiangsu Province, China. The joint venture is expected to produce approximately 80 million pounds of product in 2006 and approximately 110 million pounds of product by 2007.

     Mr. William D. O'Hagan, CEO of Mueller Industries, Inc., stated that, "Mueller's entry into China constitutes an outstanding opportunity to expand and extend Mueller's markets, which already include North America and Europe."

     Mueller will initially invest cash of approximately $19.4 million and its Chinese venture partners will invest approximately the same amount in machinery, equipment and other assets. The Chinese venture partners are Jiangsu Xingrong Hi-Tech Company, Ltd. and Jiangsu Baiyang Industries Ltd. The joint venture will be named Jiangsu Mueller-Xingrong Copper Industries Ltd.

     Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller's operations are located throughout the United States and in Canada, Mexico, and Great Britain.

     Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings. The words "estimate," "project," "intend," "expect," "believe," "target," and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

SOURCE  Mueller Industries, Inc.
     -0-                             12/12/2005
     /CONTACT: Kent A. McKee of Mueller Industries, Inc., +1-901-753-3208/
     (MLI)